THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**SECURITIES ACT**"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

TAXA Biotechnologies Inc

SAFE
(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by [INVESTOR NAME] (the "**Investor**") of $ [AMOUNT] (the "**Purchase Amount**") on or about ____________, TAXA Biotechnologies Inc, a Delaware corporation (the "**Company**"), hereby issues to the Investor the right to certain shares of the Company's capital stock, subject to the terms set forth below.

The "**Valuation Cap**" is $7,000,000. See Section 2 for certain additional defined terms.

1. ***Events***

(a) Equity Financing.

(i) If there is an Equity Financing before the expiration or termination of this instrument and the Investor **is not** a Major Investor:

(A) This instrument will automatically become convertible, and convert in accordance with the paragraph below, for either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Amount divided by the price per share of the Financing Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap.

(B) This instrument will convert into shares of Conversion Stock upon the earlier of (i) the Company's election or (ii) a Liquidity Event.

(ii) If there is an Equity Financing before the expiration or termination of this instrument and the Investor **is** a Major Investor:

(A) The Company will automatically issue to the Investor either: (1) a number of shares of Standard Preferred Stock equal to the Purchase Amount divided by the price per share of the Financing Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or (2) a number of shares of Safe Preferred Stock equal to the Purchase Amount divided by the Safe Price, if the pre-money valuation is greater than the Valuation Cap

(iii) In connection with any conversion of this instrument pursuant to the above provisions, the Investor or the Proxy (as defined below), if any, will execute and deliver to the Company all transaction documents related to the Equity Financing (as may have been amended and/or restated from time to time since the Equity Financing, in the case of a conversion pursuant to Section 1(a)(i)); *provided,* that such documents are the same documents to be entered into with the purchasers of Financing Preferred Stock (as may have been amended and/or restated from time to time since the Equity Financing, in the case of a conversion pursuant to Section 1(a)(i)), with appropriate variations for the

Conversion Stock, if applicable.

(b) <u>**Liquidity Event**</u>

(i) If there is a Liquidity Event (x) before the expiration or termination of this instrument and (y) **before** an Equity Financing, immediately prior to, or concurrent with, the consummation of the Liquidity Event, the Investor will, at its option, either:

(A) receive a cash payment equal to the Purchase Amount (subject to Section 1(b)(iii)); or

(B) automatically receive from the Company a number of shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price, if the Investor fails to select the cash option. For the avoidance of doubt, this Section 1(b)(i) applies to any Investor, including a Major Investor.

(ii) If there is a Liquidity Event (x) before the expiration or termination of this instrument but (y) **on or after** an Equity Financing, immediately prior to, or concurrent with, the consummation of the Liquidity Event, the Investor will automatically receive from the Company the number of shares of Conversion Stock into which this instrument became convertible. For the avoidance of doubt, this Section 1(b)(ii) does not apply to a Major Investor, whose instrument converts into shares of Conversion Stock in connection with an Equity Financing pursuant to Section 1(a)(ii).

(iii) In connection with Section 1(b)(i)(A), if there are not enough funds to pay (A) holders of shares of any series of Preferred Stock issued before the date of this instrument ("**Senior Preferred Holders**") and (B) the Investor and holders of other Safes (collectively, the "**Cash-Out Investors**") in full, then all of the Company's available funds will be distributed (x) first to the Senior Preferred Holders and (y) second with equal priority and *pro rata* among the Cash-Out Investors in proportion to their Purchase Amounts, and the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price. In connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce, *pro rata*, the Purchase Amounts payable to the Cash-Out Investors by the amount determined by its board of directors in good faith to be advisable for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, and in such case, the Cash-Out Investors will automatically receive the number of shares of Common Stock equal to the remaining unpaid Purchase Amount divided by the Liquidity Price.

(c) <u>**Dissolution Event**</u>.

(i) If there is a Dissolution Event (A) before this instrument expires or terminates and (B) **before** an Equity Financing, the Company will pay (I) first to the Senior Preferred Holders any amounts due and payable to them in connection with a Dissolution Event under the Company's certificate of incorporation (the "**Senior Preferred Holders' Payment**") and (II) second an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Common Stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event and after payment of the Senior Preferred Holders' Payment, the assets of the Company legally available for distribution to the Cash-Out Investors, as determined in good faith by the Company's board of directors, are insufficient to permit the payment to the Cash-Out Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal priority and *pro rata* among the Cash-Out Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(c)(i). For the avoidance of doubt, this Section 1(c)(i) applies to any Investor, including a Major Investor.

(ii) If there is a Dissolution Event (A) before this instrument expires or terminates but (B) **on or after** an Equity Financing, the Company will pay to the Investor the amount of cash, securities or other property the Investor would be entitled to receive if this instrument had been converted into shares of Conversion Stock immediately prior to, or concurrent with, the consummation of such Dissolution Event. For the avoidance of doubt, this Section 1(c)(ii) does not apply to a Major Investor, whose instrument converts into shares of Conversion Stock in connection with an Equity Financing pursuant to Section 1(a)(ii).

(d) **Repurchase**. If the Investor **is not** a Major Investor, the Company may repurchase this instrument from the Investor prior to a Change of Control or Dissolution Event for the greater of (i) the Purchase Amount and (ii) the fair market value of this instrument, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "**Repurchase**," and such greater value, the "**Repurchase Value**"); *provided, however*, that, in the event an Equity Financing occurs within three months after the Repurchase and the Repurchase Value is less than the Aggregate Value (as defined below) of the shares of Conversion Stock into which this instrument would have become convertible had the Repurchase not occurred (where such value is determined by multiplying the number of shares of Conversion Stock, as applicable, into which this instrument would have become convertible by the price per share of the Financing Preferred Stock or the Safe Price, as applicable, and is referred to as the "**Aggregate Value**"), the Company shall pay to the Investor an amount equal to the difference between the Aggregate Value and the Repurchase Value promptly following the consummation of the Equity Financing. Such independent appraiser shall be regularly engaged in the valuation of securities.

(e) **Termination**. This instrument will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this instrument) upon the earliest of (i) the issuance of stock to the Investor pursuant to Section 1(a) or Section 1(b)(i)(B); (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b)(i)(A), Section 1(b)(ii) or Section 1(c); and (iii) the payment of the Repurchase Value; *provided, however*, the provisions of Section 1(d) will continue after such payment to the extent necessary to enforce the provisions of Section 1(d) in the event an Equity Financing occurs within three months after the Repurchase; *provided, further*, that Section 5 shall survive any such termination.

2. ***Definitions***

"**Capital Stock**" means the capital stock of the Company, including, without limitation, the "**Common Stock**" and the "**Preferred Stock.**"

"**Change of Control**" means (i) a transaction or series of related transactions in which any "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company's board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

"**Company Capitalization**" means the **sum**, as of immediately prior to the Equity Financing, of: (1) all shares of Capital Stock (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) this instrument, (B) all other Safes, and (C) convertible promissory notes; **and** (2) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

"**Conversion Stock**" means the shares of Standard Preferred Stock or Safe Preferred Stock, as applicable, into which this instrument automatically becomes convertible in connection with an Equity Financing.

"**Designated Lead Investor**" means a purchaser of a Safe designated by the Company, and which such purchaser has agreed to act in the capacity of Designated Lead Investor pursuant to the terms and conditions in Section 5.

"**Distribution**" means the transfer to holders of Capital Stock by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of Capital Stock by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon termination of such service provider's employment or services; or (ii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder.

"**Dissolution Event**" means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Company's creditors or (iii) any other liquidation, dissolution or winding up of the Company (**excluding** a Liquidity Event), whether voluntary or involuntary.

"**Equity Financing**" means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells Preferred Stock at a fixed pre-money valuation.

"**Financing Preferred Stock**" means the shares of a series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

"**Initial Public Offering**" means the closing of the Company's first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

"**Liquidity Capitalization**" means the number, as of immediately prior to the Liquidity Event, of shares of Capital Stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but **excluding**: (i) shares of Common Stock reserved and available for future grant under any equity incentive or similar plan; (ii) this instrument; (iii) other Safes; and (iv) convertible promissory notes.

"**Liquidity Event**" means a Change of Control or an Initial Public Offering.

"**Liquidity Price**" means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

"**Major Investor**" means the holder of a Safe if (i) the Purchase Amount of such Safe is equal to or greater than $25,000 and (ii) Wefunder, Inc. has verified that such holder is an accredited investor in accordance with Rule 506(c) of Regulation D under the Securities Act.

"**Safe**" means an instrument containing a future right to shares of Capital Stock, similar in form and content to this instrument, purchased by investors for the purpose of funding the Company's business operations.

"**Safe Preferred Stock**" means the shares of a series of Preferred Stock issued or issuable to the Investor in connection with an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Financing Preferred Stock, except that such series will have (i) no voting rights, other than required by law; (ii) a per share liquidation preference and conversion price for purposes of price-based anti-dilution protection equal to the Safe Price; and (iii) dividend rights based on the Safe Price.

"**Safe Price**" means the price per share equal to the Valuation Cap divided by the Company Capitalization.

"**Standard Preferred Stock**" means the shares of a series of Preferred Stock issued or issuable to the Investor in connection with an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Financing Preferred Stock, except that such series will have no voting rights, other than required by law.

3. ***Company Representations***

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c) The performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company's corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(e) To its knowledge, the Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

4. ***Investor Representations***

(a) The Investor has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b) If the Investor has checked the box next to "Accredited Investor" on the signature page, the Investor represents that he, she or it is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. If the Investor has checked the box next to "Unaccredited Investor" on the signature page, the Investor represents that he, she or it is complying with the rules and regulations of Regulation Crowdfunding, including the investment limits set forth in Section 4(a)(6) of the Securities Act. The Investor has been advised that this instrument and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this instrument and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. ***Irrevocable Proxy; SPV Reorganization***

(a) If the Investor is not a Major Investor, the Investor hereby appoints, and shall appoint in the future upon request, the Designated Lead Investor as the Investor's true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of the Investor, (i) give and receive notices and communications, (ii) execute any instrument or document that the Designated Lead Investor determines is necessary or appropriate in the exercise of its authority under this instrument and (iii) take all actions necessary or appropriate in the judgment of the Designated Lead Investor for the accomplishment of the foregoing. The proxy and power granted by the Investor pursuant to this Section 5(a) are coupled with an interest. Such proxy and power will be irrevocable through and including the date of the final closing of an Equity Financing, in which case the terms of Section 5(b) will thereafter govern. The proxy and power, so long as the Investor is an individual, will survive the death, incompetency and disability of the Investor and, so long as the Investor

is an entity, will survive the merger or reorganization of the Investor or any other entity holding this instrument. The Designated Lead Investor is an intended third-party beneficiary of this Section 5(a) and Section 5(c) and has the right, power and authority to enforce the provisions hereof as though it was a party hereto.

(b) If the Investor **is not** a Major Investor, on and after the date of the Equity Financing, the Investor hereby appoints, and shall appoint in the future upon request, the then-current Chief Executive Officer of the Company (the "**CEO**"), as the Investor's true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to, consistent with this instrument and on behalf of the Investor, (i) vote all shares of the Capital Stock issued pursuant to the terms of this instrument, to the extent entitled to vote under law and after taking into account the nonvoting nature of the shares of Conversion Stock, as the holders of a majority of the shares of Financing Preferred Stock vote, (ii) give and receive notices and communications, (iii) execute any instrument or document that the CEO determines is necessary or appropriate in the exercise of its authority under this instrument and (iv) take all actions necessary or appropriate in the judgment of the CEO for the accomplishment of the foregoing. The proxy and power granted by the Investor pursuant to this Section 5(b) are coupled with an interest. Such proxy and power will be irrevocable. The proxy and power, so long as the Investor is an individual, will survive the death, incompetency and disability of the Investor and, so long as the Investor is an entity, will survive the merger or reorganization of the Investor or any other entity holding shares of the Capital Stock issued pursuant to the terms of this instrument. The CEO is an intended third-party beneficiary of this Section 5(b) and Section 5(c) and has the right, power and authority to enforce the provisions hereof as though he or she was a party hereto.

(c) If the Investor **is not** a Major Investor:

(i) Other than with respect to the gross negligence or willful misconduct of the Designated Lead Investor or the CEO, in his or her capacity as the Investor's true and lawful proxy and attorney pursuant to Section 5(b) (collectively, the "**Proxy**"), the Proxy will not be liable for any act done or omitted in his, her or its capacity as representative of the Investor pursuant to this instrument while acting in good faith, and any act done or omitted pursuant to the written advice of outside counsel will be conclusive evidence of such good faith. The Proxy has no duties or responsibilities except those expressly set forth in this instrument, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of the Investor otherwise exist against the Proxy. The Investor shall indemnify, defend and hold harmless the Proxy from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "**Proxy Losses**") arising out of or in connection with any act done or omitted in the Proxy's capacity as representative of the Investor pursuant to this instrument, in each case as such Proxy Losses are suffered or incurred; *provided*, that in the event that any such Proxy Losses are finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Proxy, the Proxy (or, in the case of the CEO, the Company) shall reimburse the Investor the amount of such indemnified Proxy Losses to the extent attributable to such gross negligence or willful misconduct (provided that the Proxy's aggregate liability hereunder shall in no event exceed the Purchase Amount). In no event will the Proxy be required to advance his, her or its own funds on behalf of the Investor or otherwise. The Investor acknowledges and agrees that the foregoing indemnities will survive the resignation or removal of the Proxy or the termination of this instrument.

(ii) A decision, act, consent or instruction of the Proxy constitutes a decision of the Investor and is final, binding and conclusive upon the Investor. The Company, stockholders of the Company and any other third party may rely upon any decision, act, consent or instruction of the Proxy as being the decision, act, consent or instruction of the Investor. The Company, stockholders of the Company and any other third party are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Proxy.

(d) The Investor hereby agrees to take any and all actions determined by the Company's board of directors in good faith to be advisable to reorganize this instrument and any shares of the Capital Stock issued pursuant to the terms of this instrument into a special-purpose vehicle or other entity designed to aggregate the interests of holders of Safes.

6. ***Miscellaneous***

(a) Any provision of this instrument may be amended, waived or modified as follows:

(i) before an Equity Financing:

(A) if the Investor is not a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (I) the holders of a majority of the Purchase Amounts payable to the Investor and holders of other Safes or (II) the Designated Lead Investor;

(B) if the Investor is a Major Investor, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Investor and holders of other Safes who are Major Investors; and

(C) regardless of whether the Investor is or is not a Major Investor, the Valuation Cap may be amended, waived or modified only upon the written consent of the Company and the holders of a majority of the Purchase Amounts payable to the Investor and holders of other Safes; and

(ii) on or after an Equity Financing, any provision of this instrument (other than the Valuation Cap) may be amended, waived or modified only upon the written consent of the Company and either (A) the holders of a majority of the Purchase Amounts payable to the Investor and holders of other Safes or (B) the CEO, in his or her capacity as the Investor's true and lawful proxy and attorney pursuant to Section 5(b). For the avoidance of doubt, (I) the Valuation Cap cannot be amended, waived or modified after an Equity Financing and (II) this Section 6(a)(ii) does not apply to a Major Investor, whose instrument converts into shares of Conversion Stock in connection with an Equity Financing pursuant to Section 1(a)(ii).

(b) Any notice required or permitted by this instrument will be deemed sufficient when delivered personally or by overnight courier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party's address listed on the signature page, as subsequently modified by written notice.

(c) The Investor is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein; *provided, however*, that, before the expiration or termination of this instrument and on or after an Equity Financing, the Investor is entitled, as a holder of this instrument, to receive dividends on the shares of Conversion Stock into which this instrument became convertible as if this instrument had converted into such shares at the Equity Financing.

(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; *provided, however*, that the Company may assign this instrument in whole, without the consent of the Investor, in connection with a reincorporation to change the Company's domicile.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(*Signature page follows*)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

COMPANY:

TAXA Biotechnologies Inc

By: *Founder Signature*

Name:

Title:

INVESTOR:

[INVESTOR NAME]

By: *Investor Signature*

Name:

Title:

Address:

Email:

[ ] Accredited Investor
[ ] Unaccredited Investor

UNAUDITED

TAXA BIOTECHNOLOGIES, INC

FINANCIAL STATEMENTS
(UNAUDITED)

AS OF AND FOR THE YEARS ENDED
December 31, 2015 AND 2014

Together with
Independent Accountants' Review Report

UNAUDITED

TAXA Biotechnologies, Inc.
Index to Financial Statements
(unaudited)

dbbmckennon

Certified Public Accountants
Registered Firm - Public Company Accounting Oversight Board

UNAUDITED

INDEPENDENT ACCOUNTANTS' REVIEW REPORT

To Management and Stockholders
TAXA Biotechnologies, Inc.
San Francisco, California

We have reviewed the accompanying financial statements of TAXA Biotechnologies, Inc., (the "Company"), a corporation, which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, statements of stockholders' deficit, and of cash flows for the years then ended, and the related notes to the financial statements. A review includes primarily applying analytical procedures to management's financial data and making inquiries of company management. A review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Accountant's Responsibility

Our responsibility is to conduct the review engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of any material modifications that should be made to the financial statements for them to be in accordance with accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our conclusion.

Accountant's Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with accounting principles generally accepted in the United States of America.

dbbMcKennon

Newport Beach, California
March 11, 2016

20321 SW Birch Street, Suite 200 Newport Beach, California 92660-1756 P: 949.200.3280 F: 949.200.3281 www.dbbmckennon.com
Santa Monica Newport Beach San Diego

(unaudited)

UNAUDITED

	December 31, 2015	December 31, 2014
Assets		
Current assets:		
Cash	$ 193,376	$ 432,140
Accounts receivable	1,097	-
Other current assets	4,578	108
Current assets	199,051	432,248
Property and equipment, net	375	832
Intangible assets	28,833	3,952
Other assets	2,650	4,500
Total assets	$ 230,909	$ 441,532
Liabilities and Stockholders' Deficit		
Accounts payable	$ 2,535	$ 1,894
Accrued liabilities	437	8,117
Deferred revenue	586,148	545,641
Related party advances	-	13,599
Current liabilities	589,120	569,251
Future equity obligations	423,000	355,000
Total liabilities	1,012,120	924,251
Commitments and contingencies (Note 4)	-	-
Stockholders' Deficit:		
Common stock, par value $0.0001, 20,000,000 shares authorized; 1,500,476 and 1,962,281 shares issued and outstanding, as of December 31, 2015 and 2014, respectively	150	196
Additional paid-in capital	32,511	32,384
Accumulated deficit	(813,872)	(515,299)
Total stockholders' deficit	(781,211)	(482,719)
Total liabilities and stockholders' deficit	$ 230,909	$ 441,532

See accompanying accountants' review report and notes to financial statements

UNAUDITED

TAXA BIOTECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(unaudited)

	Year Ended December 31, 2015	Year Ended December 31, 2014
Revenues	$ 5,694	$ 1,115
Operating Expenses		
General and administrative	126,382	146,597
Sales and marketing	3,966	4,236
Research and development	172,288	208,526
Total operating expenses	302,636	359,359
Operating loss	(296,942)	(358,244)
Other expense:		
Interest expense	(384)	(383)
Total other expense	(384)	(383)
Loss before provision for income taxes	(297,326)	(358,627)
Provision for income taxes	1,247	2,610
Net loss	$ (298,573)	$ (361,237)

TAXA BIOTECHNOLOGIES, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(unaudited)

	Common stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount			
December 31, 2013	1,900,000	$ 190	$ 6,754	$ (154,062)	$ (147,118)
Sale of common stock for cash	142,100	14	19,986	-	20,000
Shares returned by founder	(79,819)	(8)	-	-	(8)
Stock option compensation	-	-	5,644	-	5,644
Net loss	-	-	-	(361,237)	(361,237)
December 31, 2014	1,962,281	196	32,384	(515,299)	(482,719)
Unvested shares repurchased	(461,805)	(46)	(3,931)	-	(3,977)
Stock option compensation	-	-	4,058	-	4,058
Net loss	-	-	-	(298,573)	(298,573)
December 31, 2015	1,500,476	$ 150	$ 32,511	$ (813,872)	$ (781,211)

UNAUDITED

See accompanying accountants' review report and notes to financial statements

TAXA BIOTECHNOLOGIES, INC.
STATEMENTS CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014
(unaudited)

	Year ended December 31, 2015	Year ended December 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:		
Net loss	$ (298,573)	$ (361,237)
Adjustments to reconcile net loss to net cash used in operating activities:		
Depreciation	457	702
Amortization	3,870	-
Stock-based compensation	4,058	5,644
Changes in operating assets and liabilities:		
Accounts receivable	(1,097)	-
Other current assets	(4,470)	7,554
Accounts payable	641	(102)
Accrued liabilities	(7,680)	7,533
Deferred revenue	40,507	80,694
Net cash used in operating activities	(262,287)	(259,212)
CASH FLOWS FROM INVESTING ACTIVITIES:		
Deposits and other	1,850	(2,049)
Intangible assets	(10,751)	(770)
Net cash used in investing activities	(8,901)	(2,819)
CASH FLOWS FROM FINANCING ACTIVITIES:		
Proceeds from future equity obligations	50,000	355,000
Proceeds from sale of common stock	-	20,000
Repayment of related party advances	(13,599)	-
Repurchase of unvested common stock	(3,977)	-
Net cash provided by financing activities	32,424	375,000
Increase (decrease) in cash and cash equivalents	(238,764)	112,969
Cash and cash equivalents, beginning of year	432,140	319,171
Cash and cash equivalents, end of year	$ 193,376	$ 432,140
Supplemental disclosures of cash flow information:		
Cash paid for interest	$ 1,351	$ -
Cash paid for income taxes	$ 1,247	$ 2,610
Non cash investing and financing activities:		
Purchase of intangible assets for SAFE agreement	$ 18,000	$ -

See accompanying accountants' review report and notes to financial statements

TAXA BIOTECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
(unaudited)

UNAUDITED

NOTE 1 – NATURE OF OPERATIONS

TAXA Biotechnologies, Inc. was incorporated on March 8, 2012 in the State of Delaware under the name Senstore, Inc. On December 6, 2013, the Company formally changed its name to Glowing Plant, Inc. and on February 22, 2016 changed it to its current name, TAXA Biotechnologies, Inc. The Company's headquarters are located in San Francisco, California. The financial statements of TAXA Biotechnologies, Inc. (which may be referred to as "TAXA," the "Company," "we," "us," or "our") are prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

The Company develops tools and techniques that enable the application of synthetic biology techniques to the genetic engineering of plants. Currently we use this technology platform to develop novel consumer products such as our glowing plant and fragrant moss, though in the future we hope to expand to additional market segments such as food or biofuels. We made products both in house and in partnership with other companies under revenue generating 'Collaborative Research Agreements'.

Our ultimate goal and the company's mission is to enable a shift to a circular economy where resources are not dug from finite supplies in the ground but produced sustainably, without CO2, where and when needed. Biology in general, and photosynthetic plants in particular, are the ultimate sustainable technologies: plants are solar powered factories that take the suns energy and turn it into useful things. The key to achieving this mission, and our priority and focus, is shipping enough consumer products that earn sufficient income to develop the platform without relying on external financing.

Management's Plans
We rely heavily on the pre-sale of our products, and debt and equity financing for working capital. As of December 31, 2015, we had negative working capital of approximately $390,000 and will incur additional costs prior while developing our products before they are available for sale to the masses. In addition, we have incurred losses since Inception. These matters raise substantial doubt about the Company's ability to continue as a going concern. Throughout 2016, the Company intends to fund its operations with funding from our Regulation Crowdfunding campaign, additional debt and/or equity financings, pre-sales of product and revenue from collaborative research agreements. If we cannot raise additional short term capital, we may consume all of our cash reserved for operations. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLOCIES

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. Significant estimates include, but are not limited to: valuation of stock options, useful lives of intangible assets and deferred tax assets and liabilities. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing

the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 - Include other inputs that are directly or indirectly observable in the marketplace.
Level 3 - Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015 and 2014. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable, accrued liabilities, related party advances, and future equity obligations. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Risks and Uncertainties
The Company has a limited operating history and has not generated meaningful revenue from sale of the plants developed by the Company. The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with governmental policy decisions. These conditions include the general condition of the U.S. and world economy and governmental agency restrictions related to modified plants. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse developments in these general business and economic conditions, including recession, downturn or otherwise, or changes government policy could have a material adverse effect on the Company's financial condition and the results of its operations.

Cash and Cash Equivalents
For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable, are reported net of an allowance for doubtful accounts, which is management's best estimate of potential credit losses. The Company's allowance for doubtful accounts is based on historical experience, but management also takes into consideration customer concentrations, creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2015 and 2014 there were no allowances for doubtful accounts.

Property and Equipment
Property and equipment are stated at cost. The Company's fixed assets are depreciated using the straight-line method over the estimated useful life ranging from approximately three to five years. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

Depreciation expense for the years ended December 31, 2015 and 2014 was $457 and $702, respectively.

Intangible Assets
Intangible assets are amortized using the straight-line method over five years. The Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

During the years ended December 31, 2015 and 2014, the company had gross intangible assets of $32,703 and $6,951, with related accumulated amortization of $3,870 and $0, respectively.

Impairment of Long-Lived assets
The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed. There were no impairment losses during the years ended December 31, 2015 and 2014. There can be no assurance, however, that market conditions will not change or demand for the Company's products and services will continue, which could result in impairment of long-lived assets in the future.

Convertible Debt with Conversion or Other Options
Debt issued with common stock is accounted for under the guidelines established by ASC 470-20 – Accounting for Debt with Conversion or Other Options. We record the relative fair value of common stock related to the issuance of convertible debt as a debt discount or premium. The discount or premium is subsequently amortized to interest expense over the expected term of the convertible debt.

Revenue Recognition
The Company will recognize revenues from 1) sales of products or rendering of services when (a) persuasive evidence that an agreement exists; (b) the products have been delivered; (c) the prices are fixed and determinable and not subject to refund or adjustment; and (d) collection of the amounts due is reasonably assured.

The Company has deferred $586,148 and $545,641 as of December 31, 2015 and 2014, respectively as the Company has received amounts from customers through various methods, including a Kickstarter campaign and website pre-orders in which the Company has not yet shipped the related product. The Company will accrue this liability until the related products are shipped.

Research and Development
We incur research and development costs during the process of researching and developing our technologies and future manufacturing processes. Our research and development costs consist primarily of materials, outside services, and salary for certain employees. We expense these costs as incurred until the resulting product has been completed, tested, and made ready for commercial use.

Stock Based Compensation
The Company accounts for stock options issued to employees under ASC 718 "Share-Based Payment". Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite vesting period. The fair value of each stock option or warrant award is estimated on the date of grant using the Black-Scholes option valuation model.

In accordance with the guidance, an asset acquired in exchange for issuance of fully vested, non-forfeitable equity instruments should not be presented or classified as an offset to equity on the grantor's balance sheet once the equity instrument is granted for accounting purposes. Accordingly, the Company has accounted for certain issuances as other assets in the accompanying balance sheets.

The Company measures compensation expense for its non-employee stock-based compensation under ASC 505 "Equity". The fair value of the option issued or committed to be issued is used to measure the

transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company's common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty's performance is complete. The fair value of the equity instrument is charged directly to stock-based compensation expense and credited to additional paid-in capital.

Income Taxes
The Company applies ASC 740 "Income Taxes" ("ASC 740"). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any, and the change during the period in deferred tax assets and liabilities. At December 31, 2015 and 2014, the Company has established a full reserve against all deferred tax assets.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is "more likely than not" that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk
The Company maintains its cash with a major financial institution located in the United States of America which it believes to be credit worthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains balances in excess of the federally insured limits.

Recent Accounting Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers". Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The updated standard will replace most existing revenue recognition guidance under U.S. GAAP when it becomes effective and permits the use of either the retrospective or cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for us beginning January 1, 2018. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-05 "Intangibles-Goodwill and Other-Internal-Use Software." The standard amended the existing accounting standards for intangible assets and provides explicit guidance to customers in determining the accounting for fees paid in a cloud computing arrangement, wherein the arrangements that do not convey a software license to the customer are accounted for as service contracts. The pronouncement is effective for reporting periods beginning after December 15, 2015. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which requires deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. ASU 2015-17 will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards. The new standard will be effective for fiscal years beginning after December 15, 2016, including interim periods within those annual years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights

and obligations created by those leases with lease terms of more than 12 months. ASU 2016-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those annual years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on our financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 –FUTURE EQUITY OBLIGATIONS

During the years ended December 31, 2015 and 2014, the Company entered into various SAFE agreements (Simple Agreement for Future Equity) with third parties. The SAFE agreements have no maturity date and bear no interest. The agreements provide the right of the investor to future equity in the Company per the terms of the agreement. Each agreement is subject to a valuation cap. The valuation caps of the agreements entered into ranged from $7,000,000 to $10,000,000.

Per the terms of the SAFE Agreements entered into, if there is an equity financing before the instrument expires or is terminated, the company will automatically issue to the investors either: 1) a number of shares of Standard Preferred Stock sold in the equity financing equal to the purchase amount divided by the price per share of the Standard Preferred Stock, if the pre-money valuation is less than or equal to the Valuation Cap; or 2) a number of shares of Safe Preferred Stock equal to the purchase amount divided by the SAFE Price, if the pre-money valuation is greater that the Valuation Cap.

If there is a liquidation event before the expiration or termination of the SAFE Agreement, the investor will at its option either: 1) receive a cash payment equal to the purchase amount or 2) automatically receive from the Company a number of shares of common stock equal to the purchase amount divided by the liquidity price, if the investor fails to select the cash option. Thereafter the SAFE Agreement will terminate. In connection with a cash payment through a liquidity event, if there are not enough funds to pay the investors and holder of the SAFE Agreements in full, funds will be distributed pro-rata and based on the purchase price and the remaining amounts will be covered with common stock equal to the remaining unpaid purchase price divided by the liquidity event. In a dissolution event, SAFE Agreement holders will be paid out of remaining assets prior to holders of the Company's capital stock.

Of the $423,000 in outstanding SAFE Agreements as of December 31, 2015, $100,000 is subject to a $10,000,000 valuation cap stemming from an investment in 2014, and the remaining agreements contain a $7,000,000 valuation cap.

During the year ended December 31, 2015, the Company issued a SAFE Agreement for $18,000 for the acquisition of intangible assets. No cash consideration was provided.

As of December 31, 2015, no SAFE Agreements were converted into equity, nor have any terminated or expired based on the terms of the agreements.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Facility Lease
The Company has entered into lease agreements with for its corporate office in San Francisco, California. The lease is for three months with lease payments of approximately $2,650. The lease automatically renews in three month periods unless cancelled by either party.

NOTE 5 – STOCKHOLDERS DEFICIT

Common Stock
We have authorized the issuance of 20,000,000 shares of our common stock, each share having a par value of $0.0001.

Reverse Stock Split
Subsequent to December 31, 2015 the Company effected a reverse stock split such that for every one (1) share outstanding, a holder would receive 0.2 shares. For the avoidance of doubt, a holder with five (5) shares would receive one (1) share in return after the reverse stock split. All references to shares and per share information in these financial statements have been stated to give effect to the reverse split.

Sale of Common Stock
During the year ended December 31, 2014, the Company sold 142,100 shares of common stock for $20,000.

Repurchase and Return of Shares
During the year ended December 31, 2014, the Company's Chief Executive Officer returned 79,819 shares of common stock due to his concentration of outstanding shares. No consideration was received or provided in relation to this transaction.

During the year ended December 31, 2015, the Company repurchased 461,805 shares of unvested common stock from the original 738,889 common shares issued for the acquisition of intellectual property. The Company paid $3,977 for the repurchase of these shares which were added back into the treasury.

Stock Options
On March 9, 2012, our Board of Directors adopted the 2012 Stock Plan (the "2012 Plan"). The 2012 Plan provides incentive to attract, retain, and reward persons performing services for the Company and by motivating such persons to contribute to the growth and profitability of the Company. Initially, up to 300,000 shares of our common stock may be issued pursuant to awards granted under the 2012 Plan. The 2012 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board. Subsequent to its initial adoption, the authorized shares under the plan were increased to 658,020 shares of common stock. Subsequent to December 31, 2015 the option pool was increased to 6,505,816 (see Note 8)

During 2015 and 2014, the Company granted 382,601 and 9,119 options to various employees and contractors. Each option had a life of ten years, had exercise price of approximately $0.14 and had vesting terms ranging from two to four years. The Company will expense the value of the options over the vesting period of two to four years. The Company valued the options using the Black-Scholes pricing model on the date of grant using the following inputs.

	December 31, 2015	December 31, 2014
Expected life (years)	6.25	6.25
Risk-free interest rate	1.37%	1.55%
Expected volatility	75%	75%
Annual dividend yield	0%	0%

The total value of the options issued during 2015 and 2014 was $857 and $35,964 which will be recognized over vesting terms, less forfeitures. Options issued and outstanding to consultants are inconsequential after forfeiture of such options based on the current value of said options, but will be revalued each reporting period in accordance with ASC 505.

UNAUDITED

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company's employee stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company's common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company's common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future

A summary of the Company's stock options activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted average Remaining Contractual Term
Outstanding at December 31, 2013	-	$ -	-
Granted	382,601	0.14	10.0
Exercised	-	-	-
Expired/Cancelled	-	-	-
Outstanding at December 31, 2014	382,601	$ 0.14	9.4
Granted	9,119	0.14	10.0
Exercised	-	-	-
Expired/Cancelled	(300,000)	0.14	9.1
Outstanding at December 31, 2015	91,720	$ 0.14	8.4
Exercisable at December 31, 2014	-	-	-
Exercisable at December 31, 2015	42,417	$ 0.14	8.4

As of December 31, 2015, there was approximately $5,075 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees. That cost is expected to be recognized over the next four years as follows: 2016 - $2,002, 2017 - $2,002, 2018 - $1,021, and 2019 $50.

NOTE 6 – RELATED PARTY TRANSACTIONS

Related Party Advances
From time to time the company received advances from its Chief Executive Officer for working capital. Such advances were considered short-term and incurred interest rates consistent with Internal Revenue Service minimum, which approximate 3%. In 2015 advances and accrued interest thereon of $1,351 were repaid in full.

Interest expense for related party advances was $384 and $383 for the years ended December 31, 2015 and 2014.

NOTE 7 – INCOME TAXES

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	2015	2014
Current tax provision:		
Federal	$ -	$ -
State	1,247	2,610
Total	1,247	2,610
Deferred tax provision:		
Federal	(272,000)	(170,000)
State	(46,000)	(29,000)
Total	(318,000)	(199,000)
Valuation allowance	318,000	199,000
Total provision for income taxes	$ 1,247	$ 2,610

Reconciliations of the U.S. federal statutory rate to the actual tax rate are as follows for the period ended December 31
:

	2015	2014
Federal tax at statutory rate	34.0 %	34.0 %
Permanent differences:		
State taxes, net of federal benefit	-0.1 %	-0.1 %
Stock option compensation	-0.5 %	-0.6 %
Non-deductible entertainment	-0.1 %	-0.1 %
Temporary differences:		
Other temporary differences	7.1 %	-0.9 %
Change in valuation allowance	-40.0 %	-31.6 %
Total provision	0.4 %	0.7 %

The components of our deferred tax assets (liabilities) for federal and state income taxes consisted of the following as of December 31:

	Asset (Liability)	
	2015	2014
Current:		
Other	$2,000	$ 1,000
Noncurrent:		
Net operating loss carryforwards	316,000	198,000
Valuation allowance	(318,000)	(199,000)
Net deferred tax asset	$ -	$ -

Based on federal tax returns filed or to be filed through December 31, 2015, we had available approximately $792,000 in U.S. tax net operating loss carryforwards, pursuant to the Tax Reform Act of 1986, which assesses the utilization of a Company's net operating loss carryforwards resulting from retaining continuity of its business operations and changes within its ownership structure and may subject carryforwards to annual limitations. Net operating loss carryforwards start to expire 20 years for federal income and state tax reporting purposes.

The Company is subject to tax in the United States ("U.S.") and files tax returns in the U.S. Federal jurisdiction and California state jurisdiction. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period starting in 2013. The Company currently is not under examination by any tax authority.

NOTE 8 – SUBSEQUENT EVENTS

As disclosed in Note 1, the Company changed its name from Glowing Plant, Inc. to TAXA Biotechnologies, Inc. As part of the amended articles of incorporation, the Company effected a reverse stock split such that for every one (1) share outstanding, a holder would receive 0.2 shares. For the avoidance of doubt, a holder with five (5) shares would receive one (1) share in return after the reverse stock split.

Subsequent to year end, the Company increased the authorized shares under the stock option plan to 6,505,816 and granted 5,613,468 stock options with exercise prices of $0.0055 which vest over four years to four employees. Our Chief Executive Officer who received 4,157,271 stock options, exercised the grant for $22,865 of consideration. Certain of these shares remain unvested and are subject to repurchase by the Company until such stock options are fully vested.

The Company has evaluated subsequent events that occurred after December 31, 2015 through May 10, 2016, the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements.



Antony Evans

2nd

Founder & CEO at TAXA Biotechnologies

San Francisco Bay Area | Biotechnology

Current	TAXA Biotechnologies, Inc (previously Glowing Plant)
Previous	Senstore, mBank, Bain & Company
Education	INSEAD

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Contact Info

Background

Summary

Using synthetic biology to create a glowing plant, natural lighting without creating CO_2 emissions.

Specialties: Startups, strategic planning, partnership negotiation, product development, crowdfunding, microfinance, project management, ruby on rails, Android development

Experience

Founder & CEO

TAXA Biotechnologies, Inc (previously Glowing Plant)

September 2012 – Present (3 years 9 months) | San Francisco

• Crowdfunded $484k on Kickstarter to create real bio-luminescent plants
• Led first biotech company to receive investment from Y Combinator and raised $425k angel round
• Established viable regulatory pathways for GE plants that don't require USDA approval
• Shipped Fluc v1 Glowing Plants, lowest cost GE plant ever shipped commercially
• Shipped 'maker kit' enabling anyone to genetically engineer a plant from their home or school
• Generated widespread media coverage including New York Times, Wall Street Journal, Time, Nature, BBC, CNN, Techcrunch & Washington Post



Glowing Plant Kickstarter video

Co-founder

Senstore

August 2011 – June 2013 (1 year 11 months) | San Francisco Bay Area

Senstore has developed the virtual nurse, and Android application that lets users answer the question "do I need to see a doctor?". It's available on google play where it's received over 250,000 downloads: https://play.google.com/store/apps/details?id=com.senstore.alice.harvard

CFO/COO

mBank

September 2009 – October 2010 (1 year 2 months)

Mobile microfinance bank based in Philippines. Antony ran the pilot operations on the ground, developing the first micro-overdraft, managing the relationship with Smart Communications the joint venture partner and liaising with the central bank on mobile money regulations.